Exhibit 99.2




                                                           FOR IMMEDIATE RELEASE
                                                                   April 4, 2005


              Maxcor Financial Group Inc. and BGC Partners, L.P.
                Announce Signing of Definitive Merger Agreement

                   Merger Consideration of $14.00 per Share

NEW YORK, April 4, 2005 - Maxcor Financial Group Inc. (Nasdaq: MAXF) and BGC Partners, L.P. announced today that they have entered into a definitive merger agreement pursuant to which Maxcor will be acquired by an affiliate of BGC. The board of directors of Maxcor has approved the merger agreement and has recommended to Maxcor stockholders that they vote their shares in support of the merger agreement.

Under the terms of the merger agreement, stockholders of Maxcor are to receive $14.00 per share in cash in a one-step merger transaction. The proposed merger is subject to the terms and conditions set forth in the merger agreement, a copy of which will be filed today by Maxcor with the Securities and Exchange Commission. The merger is expected to be completed during the second or third quarter of 2005.

In considering and approving the transaction, the board of directors of Maxcor received the opinion of Peter J. Solomon Company, L.P. that the consideration proposed to be received by the stockholders of Maxcor in the merger is fair from a financial point of view to such stockholders.

Notice to Investors

Maxcor Financial Group Inc. will file a proxy statement and related documents with the Securities and Exchange Commission concerning the proposed merger transaction. Holder's of Maxcor's common stock are urged to read the proxy statement and such other documents when they become available because they will contain important information. In addition, Maxcor Financial Group Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Maxcor with respect to the transactions contemplated by the merger agreement. Information about the directors and executive officers of Maxcor, including their direct and indirect interests, is available in the Maxcor's proxy statement for its 2004 annual meeting of stockholders filed with the Commission on April 29, 2004 and will also be available in the proxy statement and other documents that Maxcor will file with the Commission in connection with the proposed merger transaction. Investors may obtain a free copy of Maxcor's proxy statement for its 2004 annual meeting of stockholders and will be able to obtain the proxy statement and other documents related to the proposed merger transaction to be filed with the Commission by Maxcor at the Commission's website http://www.sec.gov. Investors will also be able to obtain a free copy of the relevant documents filed by Maxcor by contacting Maxcor Financial Group Inc. at: One Seaport Plaza, 19th Floor, New York, NY 10038, (646) 346-7000 or online at http://www.maxf.com.

About Maxcor Financial Group Inc.

Maxcor Financial Group Inc. (www.maxf.com), through its various Euro Brokers businesses, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and other derivatives, emerging market debt products, cash deposits and other money market instruments, U.S. Treasury and federal agency bonds and repurchase agreements, and other fixed income securities. Maxcor Financial Inc., the company's U.S. registered broker-dealer subsidiary, also conducts institutional sales and trading operations in high yield and distressed corporate bonds, municipal bonds, convertible securities and equities. The company employs approximately 500 persons worldwide and maintains principal offices in New York, London and Tokyo.

About BGC Partners, L.P.

BGC is a leading inter-dealer broker spun off from Cantor Fitzgerald in October 2004 to focus on providing expert services for wholesale market participants worldwide. Named after fixed income trading innovator B. Gerald Cantor, this new Partnership continues his highly successful legacy in the wholesale fixed income and derivatives markets established over 30 years. Today, BGC covers the fixed income, interest rate, foreign exchange and derivative markets, offering both telephone and screen-based price discovery, trade execution, straight-through processing and access to electronic trading services from eSpeed (Nasdaq: ESPD). BGC has offices in London, New York, Tokyo, Hong Kong, Singapore, Sydney, Geneva and Milan. To learn more, please visit www.bgcpartners.com.

                                     # # #

This release contains certain "forward-looking" statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe our current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond our control. Actual results or performance could differ materially from what we expect. Uncertainties include factors such as: market and economic conditions, including the level of trading volumes in the instruments we broker and interest rate volatilities; the effects of any terrorist acts or acts of war and governments' military and other responses to them; the success of our technology development and deployment; uncertainties and effects caused by the matters covered in this announcement; the status of our relationships with employees, clients, business partners, vendors and clearing firms; possible third-party litigations or regulatory actions against us or other unanticipated contingencies; the scope of our trading gains and losses; the actions of our competitors; and government regulatory changes. Reference is made to the "Cautionary Statements" section of our 2004 Annual Report on Form 10-K and to our subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and we do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

SOURCE: Maxcor Financial Group Inc. and BGC Partners, L.P.

Maxcor Financial Group Inc.                BGC Partners. L.P.
Media:                                     Media:
Michelle Jordan, 714-435-0678              In London
949-632-7848 (cellular)                    Cara Kiewel, +44 207 894 8017
or
Maxcor - New York                          In New York
Roger Schwed, 646-346-7000                 Michael Geller,  212 -610-2430